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                                  May 16, 1995




Radius Inc.
215 Moffett Park Drive
Sunnyvale, CA  94089

Gentlemen/Ladies:

     At your request, we have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by you with the Securities and Exchange Commission on or about May 18, 1995 in connection with the registration under the Securities Act of 1993, as amended, of an aggregate of 450,000 shares of your Common Stock, no par value (the "STOCK"), 350,000 shares of which may be sold by you pursuant to options granted or to be granted by you to your (or your parents', affiliates' or subsidiaries') employees, officers, consultants and independent contractors pursuant to your 1986 Stock Option Plan, as amended (the "OPTION PLAN") and 100,000 shares of which may be sold by you to your directors pursuant to your 1994 Directors Stock Option Plan, as amended (the "DIRECTOR PLAN"). The Option Plan and the Director Plan are collectively referred to as the "PLANS".

     As your counsel, we have examined the proceedings taken by you in connection with the adoption of the Director Plan and the amendment of the Option Plan to add the shares being registered hereby.

     It is our opinion that the 450,000 shares of the Stock that may be issued and sold by you pursuant to the Plans, when issued and sold in the manner referred to in the Prospectus associated with the Registration Statement and the Plans, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              /s/ Fenwick & West

                              FENWICK & WEST